UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2021

Dana Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3939 Technology Drive, Maumee, Ohio 43537

(Address of principal executive offices) (Zip Code)

(419) 887-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered
Common Stock, $.01 par value	DAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On November 24, 2021, Dana Incorporated (“Dana”) closed its offering of 4.500% Senior Notes due 2032 (the “Notes”). The Notes were issued pursuant to an Indenture, dated as of January 28, 2011 (the “Base Indenture”), between Dana and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture, dated as of November 24, 2021 (the “Ninth Supplemental Indenture”).

The Ninth Supplemental Indenture provides, among other things, that the Notes will be senior unsecured obligations of Dana. Interest is payable on the Notes on February 15 and August 15 of each year, beginning on August 15, 2022. The Notes will mature on February 15, 2032.

Dana may redeem the Notes in whole or in part on or after February 15, 2027, at redemption prices of 102.250%, 101.500% or 100.750% of the principal amount thereof if the redemption occurs during the 12-month period beginning on February 15, 2027, 2028, or 2029, respectively, and at a redemption price of 100.000% of the principal amount thereof on or after February 15, 2030, in each case, plus accrued and unpaid interest to (but not including) the redemption date. Prior to February 15, 2025, Dana may redeem up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with an amount equal to the net cash proceeds of one or more equity offerings, at a price equal to 104.500% of the principal amount thereof, plus accrued and unpaid interest to (but not including) the redemption date, provided that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) remains outstanding after the redemption. Prior to February 15, 2027, Dana also may redeem the Notes in whole or in part at a redemption price equal to 100.000% of the aggregate principal amount thereof, plus accrued and unpaid interest to (but not including) the redemption date plus a “make-whole” premium.

Subject to certain limitations, in the event of a change of control of Dana, Dana will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to (but not including) the date of purchase.

The Notes will rank equally with all of Dana’s other unsecured senior indebtedness. The Notes will not be initially guaranteed by any of Dana’s subsidiaries. The Notes will be effectively subordinated to any of Dana’s secured indebtedness, to the extent of the assets securing such indebtedness, and to all of the debt and other liabilities of Dana’s subsidiaries that do not guarantee the Notes.

The Ninth Supplemental Indenture contains restrictive covenants that, among other things, limit Dana’s ability to: (i) incur additional debt, (ii) pay dividends and make other restricted payments, (iii) create or permit certain liens, (iv) use the proceeds from sales of assets and subsidiary stock, (v) create or permit restrictions on the ability of Dana’s restricted subsidiaries to pay dividends or make other distributions to Dana, (vi) enter into transactions with affiliates, and (vii) consolidate or merge or sell all or substantially all of Dana’s assets. The foregoing limitations are subject to exceptions as set forth in the Ninth Supplemental Indenture. In addition, if in the future (x) the Notes have been assigned an investment grade rating by two of Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings Inc., and (y) no default has occurred and is continuing, certain of these covenants will, thereafter, no longer apply to the Notes for so long as the Notes maintain these specified ratings. The Ninth Supplemental Indenture also provides for customary events of default.

A copy of the Ninth Supplemental Indenture is filed as Exhibit 4.1 hereto and is incorporated herein by reference. The above description of the material terms of the Ninth Supplemental Indenture is not complete and is qualified in its entirety by reference to the Ninth Supplemental Indenture.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the discussion set forth under Item 1.01, “Entry into a Material Definitive Agreement,” of this Form 8-K, which discussion is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report.

Exhibit No.	Description

4.1	Ninth Supplemental Indenture, dated as of November 24, 2021, with respect to the Indenture, dated January 28, 2011, between Dana Incorporated and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee.

5.1	Opinion of Paul, Weiss Rifkind, Wharton & Garrison LLP.

23.1	Consent of Paul, Weiss Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 hereto)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA INCORPORATED

Date: November 24, 2021	By:	/s/ Douglas H. Liedberg
	Name:	Douglas H. Liedberg
	Title:	Senior Vice President, General Counsel and Secretary